EXHIBIT 99.6






















                 TALLEY MANUFACTURING AND TECHNOLOGY, INC.

                    EXECUTIVE RESTORATION BENEFIT PLAN

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                 TALLEY MANUFACTURING AND TECHNOLOGY, INC.

                    EXECUTIVE RESTORATION BENEFIT PLAN



                                Declaration


          Effective January 1, 1996, TALLEY MANUFACTURING AND TECHNOLOGY, INC. (the "Company") hereby establishes the TALLEY MANUFACTURING AND TECHNOLOGY, INC. EXECUTIVE RESTORATION BENEFIT PLAN (the "Plan") as a means of restoring to a select group of executives and key employees of the Company and its Affiliates benefits under certain tax qualified retirement and savings plans maintained by the Company and its Affiliates which they lost as a result of the operation of the Internal Revenue Code of 1986, as amended (the "Code").

          The Plan has been established and will be maintained in part as an "excess benefit plan" described in accordance with
Section 3(36) of the Employee Retirement Income Security Act of 1974, as amended (the "Act") and exempt under Section 4(b) of the Act and in part as a non-qualified form of executive compensation exempt from the participation, vesting, funding and fiduciary re-sponsibility provisions of the Act under Sections 201(2), 301(a)(3) and 401(a)(1) of the Act.



                                 SECTION 1

                       Definitions and Construction

          1.1 When a word or phrase shall appear in this Plan with the initial letter capitalized, and the word or phrase does not commence a sentence, the word or phrase shall generally have the meaning given in Article Two of the Retirement Plan of Talley Manufacturing and Technology, Inc., governing definitions and construction, unless such term is defined in this Section 1.1. or a clearly different meaning is required by the context in which the word or phrase is used. The following words and phrases with the initial letter capitalized shall have the meanings set forth in this Section 1.1:

               (a) "Act" - The Employee Retirement Income Security Act of 1974, as amended.

               (b) "Affiliate" - A corporation other than the Company that is a member of a "controlled group of corporations" (within the meaning of Section 414(b) of the Code) or of a group of trades or businesses under common control (within the meaning of section 414(c) of



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          the Code) that also includes the Company (as a member of
          the group).

               (c)  "Board" - The Board of Directors of the
          Company.

               (d) "Code" - The Internal Revenue Code of 1986, as amended from time to time.

               (e) "Committee" - The committee appointed by the Board to administer the terms and provisions of the Plan. The duties and responsibilities of the Committee are more particularly described in Section 5 of this Plan.

               (f)  "Company" - TALLEY MANUFACTURING AND
          TECHNOLOGY, INC., a Delaware corporation, and each corporation that succeeds to substantially all of the business of the Company.

               (g) "Crediting Rate" - For a Plan Year, a rate of interest equal to the highest rate of interest charged on the outstanding debt of the Company during the twelve
          (12) consecutive month period ending on the November 30 preceding that Plan Year, as determined by the Company's Treasurer in his discretion.

               (h)  "Effective Date" - January 1, 1995.

               (i) "Employer" - The Company and those of its Affiliates which have adopted this Plan (by action of their respective boards of directors with the consent of the Board). Adopting Affiliates shall also delegate to the Board all authority to amend or terminate the Plan.

               (j) "Participant" - Each employee of the Employer who as of or after the Effective Date has satisfied the eligibility requirements specified in Section 2.1 and who has been designated for participation by the Committee pursuant to Section 2.1 and whose participation has not terminated.

               (k)  "Plan" - The TALLEY MANUFACTURING AND
          TECHNOLOGY, INC. EXECUTIVE RESTORATION BENEFIT PLAN, as the same may be amended from time to time.

               (l) "Plan Year" - The fiscal year used pursuant to this Plan, which is the twelve (12) consecutive month period commencing each January 1.

               (m) "Retirement Plan" - The defined benefit pension plan or defined contribution money purchase pension plan





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          sponsored by the Employer for its employees which
          satisfies the requirements of Section 401(a) of the Code.

               (n) "Savings Plan" - The defined contribution thrift plan or cash or deferred plan sponsored by the Employer for its employees which satisfies the require-ments of Section 401(a) of the Code.

               (o) "Service" - For purposes of determining a Par-ticipant's benefits under Section 3.1, the Participant shall be credited with all service with which he is credited under a Retirement Plan which is a defined benefit plan and all service with which he is credited after the Effective Date under a Retirement Plan which is a defined contribution money purchase plan, and for purposes of determining the Participant's benefits under
          Section 3.3, the Participant shall be credited with all service with which he is credited after the Effective Date under the Savings Plan.

          1.2 The masculine gender, where appearing in this Plan, shall include the feminine gender, and vice versa, and the singular may include the plural, unless the context clearly indicates to the contrary. Headings and subheadings are for the purpose of refer-ence only and are not to be considered in the construction of this Plan.

          This Plan shall be construed together with the Retirement Plan and Savings Plan in order to effectuate full accrual and pay-ment of all the benefits described hereunder. Any reference in this Plan to the Company's actuarial consultants shall refer to the actuarial consulting firm designated by the Board from time to time. It is the intention of the Company that the Plan, as adopted by the Company, shall constitute an "unfunded plan of deferred com-pensation for a select group of management and highly compensated employees" within the meaning of Sections 201(2), 301(3) and 401(a)(1) of the Act. This Plan shall be construed in a manner consistent with the Company's intention.



                                 SECTION 2

                          Eligibility and Vesting

          2.1 Any executive or key employee of the Employer shall be eligible for consideration as a Participant in this Plan, in whole or in part. The Committee may, in its discretion, designate as Participants those employees whose benefits under the Retirement Plan and/or whose share of employer contribution allocations under the Savings Plan will be reduced by reason of





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               (a)  the limitations of Section 415 of the Code and
          the terms and provisions of the Plan, as determined by the Company's actuarial consultants;

               (b) the annual limitation on the compensation which may be taken into account under the Retirement Plan and/or the Savings Plan each Plan Year (as adjusted annually for increases in the cost of living in accor-dance with Section 415(d) of the Code) under
          Section 401(a)(17) of the Code;

               (c) the limitation imposed by Section 402(g) of the Code on the contributions that may be made by a Participant on a pre-tax basis;

               (d) the limitations imposed by Section 401(k)(3)(A) of the Code on the contributions that may be made by a Participant who is a "highly compensated employee" (as defined in Code Section 414(q)) on a pre-tax basis in order to satisfy the nondiscrimination tests set forth in said Code section; or

               (e) the limitations imposed by Section 401(m) of the Code on the aggregate employer matching contributions and voluntary after-tax employee contributions that may be made by or on behalf of a Participant who is a "highly compensated employee" (as defined in Code Section 414(q)) in order to satisfy the nondiscrimination tests set forth in said Code section.

The Committee may designate employees as Participants in one (1) or more of the features of the Plan as set forth above in this Sec-tion 2.1 in connection with their participation in the Retirement Plan and/or the Savings Plan. Designation of an employee as a Participant with respect to one (1) such plan but not the other shall not give the employee the right to participate in this Plan with respect to the plan as to which the employee has not been specifically designated as a Participant by the Committee. An employee shall be advised of which of the foregoing features of the Plan he is entitled to participate in and any limitations on the employee's participation at the time of his designation as a Participant in the Plan. An employee who is a Participant in one (1) or more features of this Plan may not be removed from participation in this Plan until he has received payment of all amounts accrued by him under such features.

          2.2 A Participant shall be vested in his benefits under this Plan which correspond to the Retirement Plan on the date on which he is vested in his benefits under the Retirement Plan, and shall vest in his benefits under this Plan which correspond to the Savings Plan on the date on which he is vested in his benefits under the Savings Plan.




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                                 SECTION 3

                                 Benefits

          3.1 Any Participant selected by the Committee to participate in the features set forth in Section 2.1(a) and (b) of this Plan and who participates in the Retirement Plan (or his spouse or other beneficiary in the event of the Participant's death) shall be entitled to a benefit hereunder equal to the benefit the Participant (or his spouse or other beneficiary) would have received under the terms of the Retirement Plan in the absence of the limitations of Section 415 of the Code, and the limitation on compensation that may be taken into account for the Plan Year under Section 401(a)(17) of the Code and the corresponding provisions of the Retirement Plan, reduced by the pension payable to the Participant (or spouse or other beneficiary) under the normal form of benefit distribution specified in the Retirement Plan.

          3.2 Vested benefits payable pursuant to Section 3.1 shall be payable in the same form and at the same time as the Participant's benefits under the Retirement Plan and shall be calculated using the factors specified in the Retirement Plan for such purpose. A Participant's vested interest shall be determined in accordance with Section 2.2.

          3.3 Any Participant selected by the Committee to participate in the features set forth in Section 2.1 and who participates in the Savings Plan (or his spouse or other beneficia-ry in the event of the death of the Participant) shall be entitled to a benefit hereunder equal to the sum of (a) the aggregate amount of employer contributions and forfeitures (but not employee pre-tax or after-tax contributions) that would have been allocated to the Participant's accounts under the Savings Plan for each Plan Year beginning after December 31, 1994, but for (i) the limitations of
Section 415 of the Code, (ii) the limitation on compensation that may be taken into account for the Plan Year under Section 401(a)(17) of the Code, (iii) the annual limitation on pre-tax contributions under Section 402(g) of the Code, (iv) the limita-tions on pre-tax contributions imposed on "highly compensated employees" (as defined in Section 414(q) of the Code) under
Section 401(k)(3)(A) of the Code, (v) the limitations on the aggregate employer matching contributions and employee voluntary after-tax contributions made by or on behalf of "highly compensated employees" (as defined in Code Section 414(q)) under Section 401(m) of the Code, and (vi) the corresponding provisions of the Savings Plan, reduced by the aggregate amount of employer contributions and forfeitures actually allocated to the Participant's accounts under the Savings Plan for each Plan Year beginning after December 31, 1994, during which the Participant participated in the Plan, and
(b) interest, compounded annually, on the amount determined under
Section 3.3(a) as of the end of each Plan Year.  The rate of




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interest credited each such Plan Year shall be the Crediting Rate.
If a Participant terminates employment prior to the end of a Plan Year, interest will be credited for that Plan Year based on the amount determined under Section 3.3(a) as of the date of the Participant's termination of employment and the number of full months that the Participant was employed with the Employer during the Plan Year prior to his or her termination of employment. Pursuant to the terms and provisions of the Savings Plan, no amount shall be payable pursuant to this Section 3.3 on account of the fact that a Participant directed contributions under the Savings Plan at a rate less than the maximum rate permitted under the Savings Plan, except as may have been required as a result of
(A) the limitations of Section 415 of the Code, (B) the limitation on compensation set forth in Section 401(a)(17) of the Code,
(C) the annual limitation on pre-tax contributions under
Section 402(g) of the Code, (D) the limitations on pre-tax contributions imposed on "highly compensated employees" (as defined in Section 414(q) of the Code) under Section 401(k)(3)(A) of the Code, (E) the limitations on the aggregate employer matching contributions and employee voluntary contributions made by or on behalf of "highly compensated employees" (as defined in Code
Section 414(q)) under Section 401(m) of the Code, and (F) the corresponding provisions of the Savings Plan.

          3.4 Vested benefits payable pursuant to Section 3.3 shall be payable in the form of a lump sum no later than sixty (60) days after the end of the Plan Year in which the Participant terminated his employment with the Employer. A Participant's vested interest shall be determined in accordance with Section 2.2.

          3.5 Notwithstanding any provisions to the contrary in this Plan, a Participant's compensation for purposes of determining his or her benefits under Section 3.1 or Section 3.2, shall include amounts which would have constituted Earnings for purposes of the Retirement Plan or Base Pay for purposes of the Savings Plan but for the Participant's election to defer such amounts pursuant to the terms of the Talley Manufacturing and Technology, Inc. Executive Bonus Deferral Plan.

          3.6 If it is determined that any Participant or benefi-ciary under the Plan is subject to Federal income taxation on benefits accruing under this Plan in a taxable year prior to the taxable year of receipt of such benefits, the Committee may, in its sole and absolute discretion, direct the Employer to pay such individual an amount equal to the amount by which, if any, the Company's actuarial consultant determines, in its sole and exclusive discretion, the Participant's Federal income taxes have been increased by reason of such inclusion. In the event of such payment, benefits payable hereunder shall be reduced by the actuarial equivalent of such payment, with such actuarial equivalent being determined by the Company's actuarial consultant, in its sole and absolute discretion.




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          3.7  Notwithstanding the foregoing, the Company may, in
its discretion, adjust the payments made to Participants under
Section 3.2 and/or 3.4 to reflect cost-of-living adjustments and other changes to (i) the limitations of Section 415 of the Code,
(ii) the limitation on compensation that may be taken into account for the Plan Year under Section 401(a)(17) of the Code, (iii) the annual limitation on pre-tax contributions under Section 402(g) of the Code, (iv) the limitations on pre-tax contributions imposed on "highly compensated employees" (as defined in Section 414(q) of the Code) under Section 401(k)(3)(A) of the Code, and (v) the limita-tions on the aggregate employer matching contributions and employee voluntary after-tax contributions made by or on behalf of "highly compensated employees" (as defined in Code Section 414(q)) under
Section 401(m) of the Code, to the extent that such cost-of-living adjustments and other changes result in the Participants receiving larger benefits from the Retirement Plan and/or the Savings Plan.

          3.8 Notwithstanding anything to the contrary in this Plan, benefits accrued by a Participant under the Plan shall be forfeited and benefit payments shall cease if the Company deter-mines, in its sole and absolute discretion, that the Participant has acted in any manner detrimental to the Company or its Affili-ates or to their customers.



                                 SECTION 4

                           Liability of Employer

          4.1 The benefits under this Plan shall be paid by the Employer and may be paid directly by the Employer or through another party as the Committee shall determine. The Employer shall remain directly liable for all benefits payable hereunder, but may establish a reserve account, trust fund or other funding medium to provide a source of accumulation of amounts the Employer may be obligated to pay hereunder. The Employer shall reserve and/or accumulate funds for the payment of benefits hereunder on a prudent actuarial basis, after consultation with the Company's actuarial consultants.

          4.2 Notwithstanding any provisions in this Plan to the contrary, the benefits payable pursuant to Section 3 may be funded by the Employer through the purchase of a life insurance policy insuring the life of the Participant or otherwise. The Employer shall be under no obligation to purchase a life insurance policy to fund such benefits, and no such purchase shall grant any rights of ownership in the policy to the Participant.

          4.3 A Participant shall be a general creditor of the Employer as to the payment of any benefit under this Plan, but a



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separate account shall be established under the Participant's name and his benefits shall be reserved pursuant to Section 4.1.



                                 SECTION 5

                              Administration

          5.1 Except for the functions reserved to the Company, the Board or the Chairman of the Board, administration of the Plan shall be the responsibility of a committee, described in this Plan as the "Committee", which shall be comprised of the members of the Executive Compensation Committee of the Board or the successor thereto.

          5.2 The Committee shall have the power and the duty to take all actions necessary and proper to carry out the provisions of this Plan. In carrying out its duties and responsibilities under this Plan, the Committee shall act for the exclusive benefit of Plan Participants and shall construe this Plan and perform its duties for the purpose of providing the benefits promised under this Plan.

          5.3  In administering the Plan, the Committee shall:

               (a)  designate eligible employees for participation;

               (b) furnish to all Participants, upon request, copies of the Plan;

               (c) inform Participants as to the manner of making benefit elections under this Plan and selecting modes of payment under this Plan;

               (d) take whatever action is necessary in fulfilling the purposes and intent of this Plan.

          5.4 The Committee may appoint a person or persons to act in the day-to-day administration of the Plan, which persons may or may not include Participants or members of the Committee.

          5.5 If an employee, Participant or other person entitled to benefits under the Plan is dissatisfied with the determination of his or her benefits, eligibility, participation or any other right or interest under this Plan, such person may file a written claim setting forth the basis of the claim with the Company's Vice President of Human Resources in a manner prescribed by the Committee. In connection with the determination of a claim, or in connection with review of a denied claim, the claimant may examine this Plan and any other pertinent documents generally available to Participants relating to the claim and may submit comments in




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writing.  A written notice of the disposition of any such claim shall be furnished to the claimant within sixty (60) days after the claim is filed with the Company's Vice President of Human Resourc-es, provided that the Vice President of Human Resources shall be entitled to additional time to determine the claim if he or she notifies the claimant in writing of the reason for the extension and the date on which the determination will be made. The notice of disposition of the claim shall refer, if appropriate, to pertinent provisions of this Plan, shall set forth in writing the reasons for denial of the claim if the claim is denied (including references to any pertinent provisions of this Plan), and where appropriate, shall explain how the claimant can perfect the claim. If the claim is denied, in whole or in part, the claimant shall also be notified in writing that a review procedure is available. Thereafter, within ninety (90) days after receiving the written notice of the Vice President of Human Resources' disposition of the claim, the claimant may request in writing, and shall be entitled to, a review meeting with the Committee to present reasons why the claim should be allowed. The claimant shall be entitled to be represented by counsel at the review meeting. The claimant may also submit a written statement of his or her claim and the reasons for granting the claim. Such statement may be submitted in addition to, or in lieu of, the review meeting with the Committee. If the claimant does not request a review meeting within ninety
(90) days after receiving written notice of the Committee's disposition of the claim, the claimant shall be deemed to have accepted the Committee's written disposition, unless the claimant shall have been physically or mentally incapacitated so as to be unable to request review within the ninety (90) day period. The Committee shall have the right to request of and receive from a claimant within thirty (30) days such additional information, documents or other evidence as the Committee may reasonably re-quire. A decision on review shall be rendered in writing by the Committee ordinarily not later than sixty (60) days after review, and a written copy of such decision shall be delivered to the claimant. If special circumstances require an extension of the ordinary period, the Committee shall so notify the claimant. In any event, if a claim is not determined within one hundred twenty
(120) days after submission for review, it shall be deemed to be denied. To the extent permitted by law, a decision on review by the Committee shall be binding and conclusive upon all persons whomsoever. To the extent permitted by law, completion of the claims procedures described in this Section 5.5 shall be a mandatory precondition that must be complied with prior to commencement of a legal or equitable action in connection with the Plan by a person claiming rights under the Plan, or by another person claiming rights through such a person. The Committee may, in its sole discretion, waive these procedures as a mandatory precondition to such an action.

          Notwithstanding the foregoing, if the claimant is the Vice President of Human Resources or a person claiming through him




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or her, the duties of the Vice President of Human Resources under this Section 5.5 shall be assumed by the Company's Corporate
Secretary.



                                 SECTION 6

                         Amendment and Termination

          6.1 The Board shall have the power to amend, modify, suspend or terminate this Plan in whole or in part at any time; provided that no amendment, modification, suspension or termination shall deprive a Participant or person claiming benefits under this Plan through the Participant of any benefit accrued under Section
3.1 or Section 3.3 of this Plan as of the date of the amendment, modification, suspension or termination unless such amendment, modification, suspension or termination is intended to preclude Participants from becoming subject to tax upon amounts credited hereunder prior to the date on which such amounts are distributed or to comply with applicable law. For the purpose of determining the level of benefits accrued under this Plan in the event of termination or suspension, (a) with respect to benefits accruing under Section 3.1, the Participant's normal retirement benefit under the Retirement Plan (in the absence of Sections 401(a)(17) and 415 of the Code and in the absence of the corresponding provisions of the Retirement Plan) shall be determined as of the date of termination or suspension, assuming continued employment to the normal retirement date and assuming that the Participant's Earnings for the last completed calendar year continue to attain-ment of the normal retirement date, less the amount actually payable to the Participant under the Retirement Plan (assuming such employment and Earnings), with the resulting total then being multiplied by a fraction, the numerator of which is the Service credited to the Participant as of the date of the termination or suspension and the denominator of which is the Service that the Participant would have been credited with upon attainment of his normal retirement date, and (b) with respect to benefits accruing under Section 3.3, the Participant's benefit shall be the amount determined under Section 3.3 as of the date of termination or suspension.

          The fact that a director is, has been, or will be, a Participant in this Plan shall not disqualify such Participant from voting as a director for or against an extension, discontinuance, modification or termination of this Plan or any part thereof.

          6.2 The Company intends to continue this Plan indefi-nitely, but nevertheless assumes no contractual obligation beyond the promise to pay the accrued benefits described under this Plan.






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          6.3  If this Plan is terminated by the Board pursuant to
the provisions of this Section 6, a Participant shall be entitled to the benefits accrued as of the date of such termination. For purposes of this Section 6.3, a Participant's accrued benefit (i) attributable to a Retirement Plan which is a defined benefit pension plan shall be based on the Participant's compensation in the year of termination, (ii) attributable to a Retirement Plan which is a money purchase pension plan shall be the Participant's account balance determined under Section 3.1 as of the date of termination, and (iii) attributable to the Savings Plan shall be the Participant's account balance determined under Section 3.3 as of the date of termination.



                                 SECTION 7

                               Miscellaneous

          7.1 Nothing contained in this Plan shall be construed as a contract of employment between the Employer and an employee, or as a right of any employee to be continued in the employment of the Employer, or as a limitation of the right of the Employer to dis-charge any of its employees, with or without cause.

          7.2 No Participant or spouse or beneficiary of a Participant shall have any right to assign, pledge, hypothecate, anticipate or any way create a lien on any amounts payable hereunder. No amounts payable hereunder shall be subject to assignment or transfer or otherwise be alienable, either by voluntary or involuntary act, or by operation of law, or subject to attachment, execution, garnishment, sequestration or other seizure under any legal, equitable or other process, or be liable in any way for the debts or defaults of Participants and their benefici-aries. Notwithstanding the foregoing, persons to whom a Partici-pant owes spousal or child support shall have the same rights, with respect to a Participant's interest in this Plan, as they have with respect to the Participant's interest in the Retirement Plan or the Savings Plan, as applicable.

          7.3 If a person entitled to any payment hereunder shall in the sole judgment of the Committee be under a legal disability, or shall otherwise be unable to apply such payment to this own interest and advantage, the Committee in the exercise of its discretion may direct the Employer to make any such payment in any one (1) or more of the following ways: (a) directly to such person,
(b) to his legal guardian or conservator, or (c) to his spouse or to any person charged with the duty of his support, to be expended for his benefit and/or that of his dependents. The decision of the Committee shall in each case be final and binding upon all persons in interest, unless the Committee shall revise its decision due to changed circumstances.




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          7.4  If any provision of this Plan is determined to be
for any reason invalid or unenforceable, the remaining provisions shall continue in full force and effect. The provisions of the Plan shall be construed and governed under the laws of the State of Arizona, except as otherwise required by federal law.

          7.5 Any taxes required to be withheld from payments to Participants hereunder shall be deducted and withheld by the Employer.

          7.6 Nothing contained in this Plan shall prevent a Participant prior to his death, or his spouse or other beneficiary after his death, from receiving, in addition to any payments provided for under this Plan, any payments provided for under the Retirement Plan and/or Savings Plan, or which would otherwise be payable or distributable to him, his surviving spouse or benefici-ary under any plan or policy of the Employer or otherwise. Nothing in this Plan shall be construed as preventing the Company or any of its Affiliates from establishing any other or different plans providing for current or deferred compensation for employees.

          7.7 All of the provisions of this Plan shall be binding upon all persons who shall be entitled to any benefit hereunder, their heirs and personal representatives.

                              Executive Compensation Committee
                              Adopted:       October 25   , 1996



                                  Donald J. Ulrich, Jr.
                                  -----------------------------
                                   Chairman


                              TALLEY MANUFACTURING AND
                              TECHNOLOGY, INC.



                              By  William H. Mallender
                                  -----------------------------
                                Its  Chairman
                                     --------------------------

Attest:



By  Mark S. Dickerson
     ------------------------------
  Its  Secretary
     ------------------------------



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